Exhibit 99.3

NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Ave. Sioux Falls, SD 57104 www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NORTHWESTERN RECEIVES LETTER FROM MAGTEN ASSET MANAGEMENT

SIOUX FALLS, S.D. – July 14, 2005 - NorthWestern Corporation d/b/a/ NorthWestern Energy (NASDAQ: NWEC) today reported that it has received a letter from attorneys for Magten Asset Management Corporation (“Magten”).  The letter is attached to a Form 8-K which the Company has filed with the Securities and Exchange Commission.

Magten is a creditor of the Predecessor Company or Debtor and a Plaintiff in several court actions against the Predecessor Company or Debtor alleging among other things that the Company and former and current officers committed fraud in not reserving an adequate amount of shares for the class of creditors that includes Magten in the Class 9 reserve and requesting, among other relief, that the order confirming the Predecessor Company’s or Debtor’s Plan of Reorganization be revoked and set aside.  Many of the allegations in this letter have been made previously in the litigation by Magten.  The Company does not accept Magten’s allegations and has a policy of not commenting outside of the legal proceedings on allegations made in a litigation context.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

###

– More –